                                                                    EXHIBIT 10.2


                         EXECUTIVE EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT ("Agreement") dated as of June 1, 2000 (the "Effective Date") between Worldwide Flight Services, Inc., a Delaware corporation, together with its subsidiaries (the "Company") and Bradley G. Stanius (the "Executive").

                  WHEREAS, the parties wish to establish the terms of Executive's future employment with the Company.

                  Accordingly, the parties agree as follows:

                  1. Employment, Duties and Acceptance.

                           1.1 Employment by the Company. The Company shall
employ the Executive effective as of June 1, 2000 (the "Effective Date") to render exclusive and full-time services to the Company. The Executive will serve in the capacity of Executive Chairman of the Company and shall serve as a member of the Board of Directors of the Company. The Executive will perform such duties as may be assigned to him from time to time by the Board of Directors of the Company. The Executive will devote all his full working-time and attention to the performance of such duties and to the promotion of the business and interests of the Company. This provision, however, will not prevent the Executive from investing his funds or assets in any form or manner, or from acting as a member of the board of directors of any companies, businesses, or charitable organizations, so long as such actions do not violate the provisions of Section 5 of this Agreement and are otherwise in accordance with the provisions of Section 3.6 of this Agreement.

                           1.2 Acceptance of Employment by the Executive. The
Executive accepts such employment and shall render the services described above.

                  2. Duration of Employment.

                           Subject to Section 4 of this Agreement, (i) this
Agreement and the employment relationship hereunder will continue in effect for two (2) years from the Effective Date (the "Initial Term") and (ii) the terms of this Agreement shall continue beyond the Initial Term in the following manner: starting with the day immediately after the first anniversary of the Effective Date and on each calendar day thereafter, the Term shall be automatically extended by one (1) day to always be not less than one (1) year (the "Extended Term") unless either party gives the other party written notice at least three
(3) months prior to the expiration of the Initial Term or the date beyond which such Agreement shall not be extended. If such notice is given, the Initial Term or the Extended Term then in effect, as the case may be, shall not be extended. Any extensions thereafter shall require a written contract or written amendment hereto. The Initial Term and any extended term are sometimes referred to in this Agreement as the "Term". In the event of the Executive's termination of employment during the Term, the Company's obligation to continue to pay all base salary, bonus and other benefits then accrued shall terminate except as may be provided for in Section 4 of this Agreement.

                  3. Compensation by the Company.

                           3.1 Base Salary. As compensation for all services
rendered pursuant to this Agreement, the Company will pay to the Executive an annual base salary ("Base Salary") of Four Hundred Thousand Dollars ($400,000), subject to an upward adjustment by the Board of Directors of the Company, in its sole discretion of not less than 5% per annum, and payable in accordance with the payroll practices of the Company (the "Base Salary").

                           3.2. Bonus for Calendar Year 2000. (a) For calendar
year 2000, the Executive shall be entitled to receive a bonus of $500,000 to be accrued during the calendar year 2000, and paid during the calendar year 2001, when the Company is in full compliance after taking into account such accrual or payment, with all of the covenants ("Covenant Compliance") contained in (i) its credit facilities with Chase Manhattan Bank and DLJ Capital Funding, Inc., including without limitation, the Credit Agreement among WFS Holdings, Inc. ("Holdings"), the Company, the lenders party thereto, The Chase Manhattan Bank, as administrative agent and DLJ Capital Funding, Inc., as syndication agent, dated as of August 12, 1999 (as such Credit Agreement may have been amended to the date thereof) and (ii) the Indenture among the Company, the guarantors listed therein and the Bank of New York, as trustee, dated as of August 12, 1999 relating to the 12 1/4% senior notes due 2007 (as such Indenture may have been amended to the date thereof).

                           (b) For calendar year 2000, the Executive shall be
entitled to receive an additional bonus of $250,000 if, after accruing for such bonus, the Company is in Covenant Compliance and CHP III's investment in Holdings has achieved, after accruing for such bonus, a 30% IRR ("IRR") (as such term is defined in the WFS Holdings, Inc. 1999 Stock Option Plan) for calendar year 2000.

                           (c) For calendar year 2000, the Executive shall be
entitled to receive an additional annual bonus (in addition to any bonus earned pursuant to subsections (a) and (b) of this Section 3.2) of $10,000 for every 1% by which the IRR CHP III's investment in Holdings achieves, after accruing for such bonus, exceeds a 30% IRR, provided that the Company, after accruing for such bonus, is in Covenant Compliance for such calendar year. For example, if CHP III's investment in Holdings achieves a 35% IRR, the Executive shall be entitled to an additional bonus of $50,000.

                           3.3. Bonus for Calendar Years After 2000. (a) For
each calendar year after 2000, the Executive shall be entitled to receive an annual bonus of $250,000 if the Company, at all times and after accruing for such bonus, is in Covenant Compliance for such calendar year.

                           (b) For each calendar year after 2000, the Executive
shall be entitled to receive an additional annual bonus of $250,000, if the Company, after accruing for such bonus, is in Covenant Compliance at all times during such calendar year and CHP III's investment in Holdings has achieved a 30% IRR.

                           (c) For each calendar year after 2000, the Executive
shall be entitled to receive an additional annual bonus (in addition to any bonus earned pursuant to subsections (a) and (b) of this Section 3.3) of $20,000 for every 1% by which the IRR CHP III's investment in Holdings achieves, after accruing for such bonus, exceeds a 30% IRR, provided that the Company, after accruing for such bonus, is in Covenant Compliance at all times during such calendar year. For example, if the CHP III's investment in Holdings achieves a 35% IRR, the Executive shall be entitled to an additional bonus of $100,000.

                           3.4 Payment of Bonuses. Any bonuses earned by the
Executive pursuant to Section 3.2 or 3.3 shall be paid by the Company as soon as practicable after the Compensation Committee of the Board of Directors of the Company determines that all conditions contained in this Section 3 relating to the bonuses have been met, provided, however, that if the payment of all or any portion of a bonus would cause the Company to fail to be in Covenant Compliance, the Company shall defer such payment until the payment of such bonus or portion of such bonus would not cause the Company to fail to be in Covenant Compliance. Any amounts, with regard to Sections 3.2 and 3.3, not accrued in the calendar year to which they relate, shall remain available and will be accrued in future calendar years, subject to the same conditions as above.

                           3.5 Bonus Upon Sale of Holdings. (a) If a sale of
Holdings to a third party that is not an affiliate of Castle Harlan Partners III, L.P. ("CHP III") whether by sale of stock, sale of all or substantially all of the assets of Holdings or by merger (a "Realization Event") occurs before the first anniversary of the Effective Date, the Company shall pay to the Executive an amount equal to $2 million.

                           (b) If a Realization Event occurs after the first
anniversary of the Effective Date and CHP III receives a cash payment equal to or exceeding 2 times (2x) the amount which CHP III invested in Holdings (such multiple shall be referred to as the "Multiple"), the Company shall pay to the Executive an amount equal to: ((the Multiple x $1 million) + $500,000).

                           3.6 Contributions. During the Term, the Company shall
pay the Executive up to twenty-five thousand dollars ($25,000) per year solely for the purpose of the Executive to use the after-tax dollars remaining from such a payment for contributions to be made by the Executive.

                           3.7 Participation in Employee Benefit Plans. The
Executive shall be permitted, during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, pension plan or similar benefit plan of the Company, which may be available to other executives of the Company generally, on the same terms as such other executives. In addition, during the Term, the Company shall pay the premiums associated with the whole life insurance policy maintained by the Executive for the purpose of providing benefits upon the Executive's death equal to two times Base Salary.

                           3.8 Stock Options. Over a period of time of not less
than three (3) years and provided the Executive remains employed by the Company, the Executive shall be allocated options under the WFS Holdings, Inc. 1999 Stock Option Plan (the "Stock Option Plan") for the purchase of up to thirty-seven thousand five hundred (37,500) shares of non-voting common stock of Holdings. All terms and conditions applicable to such stock options shall be governed by the provisions of the Stock Option Plan and any stock option agreements thereunder, as approved by the Compensation Committee of the Board of Directors of Holdings. The Company shall finance, with full recourse, the full exercise price of any Options that are exercised by the Executive one (1) day after the Options are vested, subject to mutually agreeable terms, with an interest rate equal to eight percent (8%) per annum, paid on a current basis; provided, however, if Holdings is sold to a third party that is not an affiliate of CHP III by a sale of Holdings' stock, sale of all or substantially all of Holdings' assets or by merger and the Executive has not been terminated by the Company for Cause and the Executive has not terminated his employment with the Company without Good Reason, any loan, with interest, from the Company to the Executive under this Section 3.8 shall be cancelled. If the Executive is terminated for Cause or has terminated his employment without Good Reason, the loan will be due within 15 days of such termination.

                           3.9 Purchase of Stock. For a period of one (1) month
from the Effective Date, the Executive shall be provided with the opportunity to purchase 62,500 shares of voting common stock of Holdings, at the price of $3.25 per share (the "Common Stock"). The Company shall finance, with full recourse, up to fifty percent (50%) of the purchase price of such Common Stock, subject to mutually agreeable terms, with an interest rate equal to eight percent (8%) per annum, paid on a current basis. The purchase of the Common Stock shall be subject to the Management Subscription Agreement and the Stock Buy-Back Agreement between Holdings and the Executive, the Stockholders' Agreement among Holdings, the Executive and other stockholders of Holdings and the Voting Trust Agreement among Holdings, the Executive, other stockholders of Holdings and Leonard Harlan. Upon termination of the Executive's employment for any reason other than termination by the Company without Cause or by the Executive with Good Reason, the remaining balance on any outstanding loan under this Section
3.9 shall be paid by the Executive to the Company within fifteen (15) days of such termination. If the Executive's employment is terminated by the Company without Cause or the Executive terminates his employment with Good Reason, any loan under this Section 3.9 shall continue, provided, however, that the loan shall be paid by the Executive immediately upon a sale of Holdings to a third party that is not an affiliate of CHP III by a sale of Holdings' stock, sale of all or substantially all of Holdings' assets or by merger.

                           3.10 Car Allowance. The Executive shall be entitled
to a monthly car allowance equal to $(750).

                           3.11 Vacation. The Executive shall be entitled to
twenty (20) business days of paid vacation per year.

                           3.12 Expense Reimbursement. During the Term, the
Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket expenses properly incurred by him in connection with his duties under this Agreement, including reasonable expenses of entertainment and travel, provided that such expenses are properly approved, documented and reported in accordance with the policies and procedures of the Company applicable at the time the expenses are incurred.

                           3.13 Location and Commuting Expenses. For a period
not to exceed eighteen (18) months from the Effective Date, the Company shall provide reimbursement to the

Executive for (i) a furnished rental apartment in the Dallas/Fort Worth, Texas, area at a cost not to exceed Two Thousand Five Hundred Dollars ($2,500) per month and (ii) travel to and from Forest Lake, Minnesota to Dallas/Fort Worth for the Executive or his family at a cost not to exceed Three Thousand Five Hundred Dollars ($3,500) per month, with the Executive using his best reasonable efforts to coordinate personal travel with Company business related travel.

                           3.14 Relocation Package. The Company shall offer to
the Executive a comprehensive relocation package (including, but not limited to, real estate fees and expenses on the sale and purchase of his residence) in the event that the Executive chooses to move from Minnesota to the Dallas/Fort Worth area.

                  4. Termination.

                           4.1 Termination Upon Death. If the Executive dies
during the term hereof, the Executive's legal representatives shall be entitled to receive the Executive's Base Salary, as adjusted, and accrued bonus and unpaid vacation days for the period ending on the last day of the month in which the death of the Executive occurs.

                           4.2 Termination Upon Disability. If during the Term
the Executive meets the requirements for physical or mental disability under the Company's long-term disability plan and is eligible to receive benefits thereunder, the Company may at any time prior to the Executive's recovery but after the last day of the sixth consecutive month of such disability, by written notice to the Executive, terminate the Executive's employment hereunder.

                           Additionally, in such event, the Executive (or his
legal representatives) shall be entitled to receive the Executive's Base Salary, as adjusted, and accrued bonus and unpaid vacation days and other benefits for the period ending on the date such termination occurred. Nothing in this Section
4.2 shall be deemed to in any way affect the Executive's right to participate in any disability plan maintained by the Company and for which the Executive is otherwise eligible.

                           4.3 Termination for Cause. The Executive's employment
hereunder may be terminated by the Company for "Cause" (as herein defined) at any time. "Cause" shall mean with respect to the Executive, (a) the Executive's continued failure to substantially perform the Executive's duties, (b) repeated acts of insubordination, or failure to execute Company plans and/or strategies,
(c) acts of dishonesty resulting or intending to result in personal gain or enrichment at the expense of the Company, (d) conviction of, or pleading guilty or no contest to, a felony, all as determined by the Board of Directors of the Company in its reasonable judgment; (e) if the Executive engaged in a criminal act constituting a felony or (f) conduct, including with respect to non-Company matters, which is potentially materially adverse to the Company's business, reputation, character or standing, provided that, in the case of clauses (a) and
(b), the Executive shall be entitled to written notice from the Company and twenty (20) days to cure such deficiency. Breach of this Agreement and to the extent that an Executive is subject to a non-competition and confidentiality agreement, breach of such non-competition and confidentiality agreement, shall constitute Cause under this Agreement.

                           Upon termination for Cause hereunder the Executive
shall be entitled to receive the Executive's Base Salary, as adjusted, other benefits and pro rated bonus through the date of termination.

                           4.4 Voluntary Termination by the Executive. The
Executive may upon at least thirty (30) days' prior written notice to the Company terminate employment hereunder.

                                    (a) Upon a voluntary termination for other
than Good Reason, the Executive shall be entitled to receive the Executive's Base Salary, as adjusted, other benefits and pro rated bonus through the date of termination.

                                    (b) Upon a voluntary termination for Good
Reason (other than the Executive's election to terminate his employment following a Change in Control as provided in Section 4.5 hereof), the Executive shall be entitled to receive, (i) for a period of twelve months of such termination, his Base Salary, as adjusted, other benefits and accrued vacation days, (ii) a pro rated bonus to the date of termination and (iii) for the period of twelve months after such voluntary termination for Good Reason, the Company shall arrange to provide the Executive with life, disability, accident and group health insurance benefits substantially similar to those which the Executive was receiving immediately prior to the notice of termination. Benefits otherwise receivable by the Executive pursuant to this provision (iii) shall be reduced to the extent comparable benefits are actually received by the Executive during the period following the Executive's termination, and any such benefits actually received by the Executive shall be reported to the Company.

                                    The term "Good Reason" shall mean (1) a
reduction in Base Salary or any agreed upon benefit under this Agreement without the Executive's consent; provided, that the Company may at any time or from time to time amend, modify, suspend or terminate any bonus, incentive compensation or other benefit plan or program provided to the Executive for any reason and without the Executive's consent if such modification, suspension or termination is consistent with similarly situated senior executive employees of the Company or (2) a material adverse change in the Executive's responsibilities, position, duties, resources, personnel, reporting responsibilities or support assigned to the Executive without his or her prior consent.

                           4.5 Voluntary Termination by the Executive upon a
Change in Control.

                                    In the event of a Change in Control, the
Executive shall have the right (by written notice to the Company within ten (10) business days of such Change in Control) to terminate his employment with the Company upon his election. In that event, the Executive shall be entitled to (a) receive for a period of twelve (12) months after such termination, his Base Salary, as adjusted, other benefits and accrued vacation days, (b) a pro rated bonus to the date of termination and (c) for the period of twelve (12) months after such voluntary termination upon a Change in Control, the Company shall arrange to provide the Executive with life, disability, accident and group health insurance benefits substantially similar to those which the Executive was receiving immediately prior to the notice of termination. Benefits otherwise receivable by the Executive pursuant to this provision (c) shall be reduced to the extent comparable benefits are actually received by the Executive during the period following the Executive's termination, and any such benefits actually received by the Executive shall be reported to the Company. The term "Change in Control" shall be as defined in Section 2 of the Stock Option Plan.

                           4.6 Termination by the Company Other Than For Cause.

                                    (a) If, prior to the expiration of this
Agreement, the Company terminates the Executive's employment for any reason other than Cause, the Company shall pay to the Executive (i) his Base Salary, as adjusted and other benefits for the remaining duration of the Term and (ii) a pro rated bonus to the date of termination.

                                    (b) For the period after any termination
pursuant to this Section 4.6, the Company shall arrange to provide the Executive with life, disability, accident and group health insurance benefits substantially similar to those which the Executive was receiving immediately prior to the notice of termination. Benefits otherwise receivable by the Executive pursuant to this paragraph (b) shall be reduced to the extent comparable benefits are actually received by the Executive during the period following the Executive's termination, and any such benefits actually received by the Executive shall be reported to the Company.

                                    (c) Nothing contained in this Section 4.6
shall prevent the Executive from receiving any and all benefits or bonus payable under any severance benefit plan or program maintained by the Company to which the Executive is entitled.

                  5. Restrictions and Obligations of the Executive.

                           5.1 Confidentiality. (a) During the course of the
Executive's employment by the Company, the Executive will have access to certain trade secrets and confidential information relating to the Company which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Company are among its most valuable assets, including but not limited to, its customer and vendor lists, database, engineering, computer programs, frameworks, models, its marketing programs, its sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Company creates, develops, acquires or maintains its products and marketing plans, targets its potential customers and operates its retail and other businesses. The Company invested, and continues to invest, considerable amounts of time and money in its process, technology, know-how, obtaining and developing the goodwill of its customers, its other external relationships, its data systems and data bases, and all the information described above (hereinafter collectively referred to as "Confidential Information"), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Company. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Company. The Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information relating to the Company and its business, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except as required by law or an order of a court or governmental agency with jurisdiction, the Executive shall not, during the period the Executive is employed by the

Company or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except as necessary in the course of the Executive's employment with the Company. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

                           (b) All files, records, documents, drawings,
specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, "Business" shall be as defined in any non-competition and confidentiality agreement that may be established between the Executive and the Company and/or Holdings), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall remain the exclusive property of the Company, and the Executive shall not remove any such items from the premises of the Company, except in furtherance of the Executive's duties under any employment agreement.

                           (c) It is understood that while employed by the
Company the Executive will promptly disclose to it, and assign to it the Executive's interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive's employment. At the Company's request and expense, the Executive will assist the Company during the period of the Executive's employment by the Company and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

                           (d) As requested by the Company from time to time and
upon the termination of the Executive's employment with the Company for any reason, the Executive will promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information in the Executive's possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

                           5.2 Non-Solicitation or Hire. During the Term and for
a three (3) year period following the termination of the Executive's employment for any reason, the Executive shall not, (a) solicit, directly or indirectly, any party who is a customer of the Company or its subsidiaries, or who was a customer of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the relevant date, for the purpose of marketing, selling or providing to any party any services or products offered by or available from the Company or its subsidiaries and relating to the Business (provided that if the Executive intends to solicit any such party for any other purpose, it shall notify the Company of such intention) or (b) employ or solicit, directly or indirectly, for employment any person who is an employee of the Company or any of its subsidiaries or who was an employee of the

Company or any of its subsidiaries at any time during the twelve (12) month period immediately prior to any such solicitation or employment.

                           5.3 Non-Competition. The Executive shall be bound by
the terms of any non-competition and confidentiality agreement that may be established between the Executive and the Company and/or Holdings.

                           5.4 The Executive agrees not to engage in any act
that is intended, or may reasonably by expected to harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders or employees. The Company further agrees that it will engage in no act which is intended, or may reasonably be expected to harm the reputation, business or prospects of the Executive.

                           5.5 Property. The Executive acknowledges that all
originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company are the sole property of the Company ("Company Property"). During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company, or any affiliate, except in furtherance of his duties under the Agreement. When the Executive terminates his employment with the Company, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

                           5.6 Work Product. The Executive agrees that all
inventions, discoveries, systems, interfaces, protocols, concepts, formats, creations, developments, designs, programs, products, processes, investment strategies, materials, computer programs or software, data bases, improvements, or other properties related to the business of the Company or any of its affiliates, conceived, made or developed during the term of his employment with the Company, whether conceived by the Executive alone or working with others, and whether patentable or not (the "Work Product"), shall be owned by and belong exclusively to the Company. The Executive hereby assigns to the Company his entire rights to the Work Product and agrees to execute any documents and take any action reasonably requested by the Company to protect the rights of the Company in any Work Product. The Executive acknowledges that any copyrightable subject matter created by the Executive within the scope of his employment, whether containing or involving Confidential Information or not, is deemed a work-made-for-hire under Chapter 17 of the United States Code, entitled "Copyrights," as amended, and the Company shall be deemed the sole author and owner thereof for any purposes whatsoever. In the event of any unauthorized publication of any Confidential Information, the Company shall automatically own the copyright in such publication. Further, the Company shall automatically hold all patents and/or trademarks, if any, with respect to any Work Product.

                           5.7 Tax Withholding. The Company or other payor is
authorized to withhold, from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board of Directors of the Company to satisfy all obligations for the payment of such withholding taxes.

                  6. Other Provisions.

                           6.1. Notices. Any notice or other communication
required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing, as follows:

                           (a)      If the Company, to:

                                    Worldwide Flight Services, Inc.
                                    1001 West Euless Boulevard
                                    Suite 320
                                    Euless, Texas 76040

                                    Attention:       Peter A. Pappas
                                    Telephone:       (817) 665-3234
                                    Fax:             (817) 665-3423

                                    With a copy to:

                                    WFS Holdings, Inc.
                                    c/o Castle Harlan Partners III, L.P.
                                    150 E. 58th Street
                                    New York, NY  10155

                                    Attention:       Marcel Fournier
                                    Telephone:       (212) 644-8600
                                    Fax:             (212) 207-8042

                                    and

                                    Attention:       Howard Weiss
                                    Telephone:       (212) 644-8600
                                    Fax:             (212) 759-0486

                                    And a copy to:

                                    Schulte Roth & Zabel LLP
                                    900 Third Avenue
                                    New York, NY  10022

                                    Attention:       Marc Weingarten, Esq.
                                    Telephone:       (212) 756-2000
                                    Fax:             (212) 593-5955

                           (b) If the Executive, to his home address set forth
in the records of the Company.

                           6.2 Entire Agreement. Except as provided in Sections
3.8, 3.9 and 5.3 hereof, this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

                           6.3 Representations and Warranties by Executive. The
Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive's ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

                           6.4 Waiver and Amendments. This Agreement may be
amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                           6.5 Governing Law. This Agreement shall be governed
and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to conflicts of laws principles.

                           6.6 Assignability. This Agreement, and the
Executive's rights and obligations hereunder, may not be assigned by the Executive. Subject to the Executive's rights under Section 4.5, the Company may assign this Agreement and its rights, together with its obligations, to any other entity which will substantially carry on the business of the Company.

                           6.7 Counterparts. This Agreement may be executed in
two (2) or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                           6.8 Headings. The headings in this Agreement are for
convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

                           6.9 Remedies; Specific Performance. The parties
hereto hereby acknowledge that the provisions of Section 5 are reasonable and necessary for the protection of the Company. In addition, the Executive further acknowledges that the Company will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Executive from any actual or threatened breach of such covenants. In addition, without limiting the Company's remedies for any breach of any restriction on the Executive set forth in Section 5, except as required by law, the Executive shall not be entitled to any payments set forth in Section 4 hereof if the Executive breaches any of the covenants applicable to the Executive contained in Section 5, the Executive will immediately return to the Company any such payments previously received under Sections 4.4, 4.5 and 4.6 upon such a breach, and, in the event of such breach, the Company will have no obligation to pay any of the amounts that remain payable by the Company under
Section 4.

                           6.10 Tax Gross-Up. In the event that any payment made
to the Executive pursuant to this Agreement with the Company becomes subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will pay to the Executive the amount of such excise taxes plus all federal, state and local taxes applicable to the Company's payment of such excise taxes including any additional excise taxes due under
Section 4999 of the Code with respect to payments made pursuant to this Agreement.

                           6.11 Severability. If any term, provision, covenant
or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 5 are a condition of this Agreement and are reasonable and valid in geographical and temporal scope and in all other respects.

                           6.12 Judicial Modification. If any court or
arbitrator determines that any of the covenants in Section 5, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court or arbitrator determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

                           6.13 Attorney Fees. The prevailing party in any
litigation between the Company and the Executive with respect to this Agreement shall be entitled to an award of the reasonable legal fees and disbursements incurred by such party with respect to third party claims.

                  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

                                       EXECUTIVE

                                       /s/ BRADLEY G. STANIUS
                                       -----------------------------------------
                                       Bradley G. Stanius

                                       WORLDWIDE FLIGHT SERVICES, INC.



                                       By: /s/ MARCEL FOURNIER
                                           -------------------------------------
                                           Name:  Marcel Fournier
                                           Title:



                                       By: /s/ LEONARD M. HARLAN
                                           -------------------------------------
                                           Name:  Leonard M. Harlan
                                           Title: